Exhibit 10.11

PURCHASE AND SALE AGREEMENT

(Bell Hillsboro Village Apartments – Nashville, TN)

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of July, 2013, by and between Bell BR Hillsboro Village JV, LLC, a Delaware limited liability company (“Seller”), and Nicol Investment Company, LLC, a Delaware limited liability company (“Purchaser”). The date on which both Seller and Purchaser shall execute and deliver this Agreement and shall exchange (by email or otherwise) a copy of the signed Agreement with each other is herein called the “Effective Date”.

1. PURCHASE AND SALE OF PROPERTY.

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property:

1.1 Land. Fee simple title in and to all of that certain tract of land situated in Davidson County, Tennessee known as “Bell Hillsboro Village Apartments” and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of the Seller’s right, title and interest, if any, in and to (i) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (ii) all easements, privileges, and hereditaments, whether or not of record, and (iii) all access, air, water, riparian, development, utility, and solar rights and utility rights and wastewater, fresh water, storm sewer or other utilities capacity or service commitments and allocations (collectively, the “Land”).

1.2 Improvements. The improvements and structures owned by Seller and located on the Land in their condition as of the Effective Date, subject to ordinary wear and tear, casualty and condemnation (provided that if a casualty or condemnation occurs, the provisions of Section 10 shall apply) (the “Improvements”).

1.3 Personal Property. All of Seller’s right, title and interest in and to the following: (a) mechanical systems, fixtures, furniture and equipment comprising a part of or attached to or located upon the Improvements as of the Effective Date, (b) maintenance equipment and tools owned by Seller and used exclusively in connection with the Improvements, (c) pylons and other signs located at the Land and Improvements, subject to Section 1.7 below, (d) to the extent owned by Seller, Seller’s interest in the telephone numbers, Yellow Pages listings, internet web sites and domain names, and any office equipment, stationery or other materials printed with the name of Bell Hillsboro Village Apartments, office supplies, resident leases and records, any policy and procedures manuals, and keys related to the Property, (e) any transferable interests in any leased equipment used in connection with the Property (subject to Purchaser’s right to elect whether to accept or reject an assignment of any equipment contract or lease, other than the tenant Leases referenced below, or have Seller terminate the equipment contract or lease as of Closing). and (f) other tangible personal property of every kind and character owned by Seller and located in or on or used exclusively in connection with the Land or Improvements or the operations thereon, but (i) only to the extent assignable by law, and (ii) excluding Seller’s key track system, computer systems software, corporate licenses and management and financial reporting systems and software (collectively, the “Personal Property”).

1.4 Leases. Seller’s interest in leases, rental agreements and other occupancy agreements and all amendments thereto with tenants occupying all or any portion of the Improvements (collectively, the “Leases”), a list of which is attached hereto as Schedule 1.4, and any guaranties applicable thereto and all refundable security deposits, if any, held by Seller in connection with the Leases.

1.5 Contracts. Subject to Sections 5.4 and 7.2 hereof, Seller’s interest in all contract rights related to the Land, Improvements, Personal Property or Leases, to the extent assignable, including, without limitation, Seller’s interest in the following, to the extent the same exist and are assignable: maintenance, construction, commission, architectural, parking, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property, or Leases that will remain in existence after Closing (as defined in Section 9.1 herein) (collectively, the “Service Contracts”), a list of which is attached hereto as Schedule 1.5.

1.6 Permits. Seller’s interest in all permits, licenses, certificates of occupancy, and governmental approvals that relate to the Land, Improvements, Personal Property, Leases or Service Contracts, to the extent assignable (collectively, the “Permits”).

1.7 Goodwill and Intellectual Property Rights. All right, title and interest (including goodwill) of Seller to the extent assignable (the “Goodwill and Intellectual Property Rights”). Notwithstanding the foregoing, Purchaser shall not be entitled to any right, title or interest of Seller or Bell Partners Inc. in the trade names and trademarks containing the names “Bell” “Bell Partners” or “Bell Apartment Living” (collectively, the “Trade Names”). Subject to the foregoing, Purchaser, at its cost, shall replace all signage that contains the Trade Names within thirty (30) days after the Closing or as soon thereafter as reasonably practicable unless Purchaser and Bell Partners Inc. agree to the use of such Trade Names pursuant to a separate agreement. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

1.8 Construction Plans and Specifications. To the extent available and assignable, all construction plans and specifications relating to the Improvements (the “Plans”).

1.9 Warranties. All guaranties, warranties, and payment and performance bonds relating to the Property, to the extent transferable and owned by Seller (the “Warranties”).

1.10 Other Rights. All right, title and interest of Seller in and to all other rights owned by Seller and necessary to or used exclusively in connection with the ownership, maintenance or operation of the items set forth in Sections 1.1 - 1.9 above, if any, including without limitation all other rights, privileges, and appurtenances owned by Seller and directly related to the ownership, use or operation of the Land and/or the Improvements, but only to the extent assignable by law (the “Other Rights”).

The Land, the Improvements, the Personal Property, the Leases, the Warranties, the Service Contracts, the Permits, the Goodwill and Intellectual Property Rights, the Plans and the Other Rights are collectively referred to herein as the “Property”.

2. PURCHASE PRICE AND DEPOSIT.

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property will be the sum of $44,000,000.00, subject to the Loan Assumption set forth in Section 3.2 below, and subject to any readjustment set forth in Section 9 below.

2.2 Deposit.

2.2.1 Within two (2) Business Days (as defined in Section 15.10) of the Effective Date, Purchaser shall deliver by wire delivery of funds through the Federal Reserve System to an account designated in writing by Fidelity National Title Company (“Title Company”), Attention: Dee Goodrich (the “Escrow Agent”), whose contact information is stated in Section 13.3 below, the sum of $450,000.00 in the form of cash or other immediately available funds (together with all interest thereon, the “Initial Deposit”), of which $225,000.00 is deemed non-refundable and referred to herein as “Earnest Money”. Purchaser shall deliver by wire delivery of funds through the Federal Reserve System to an account designated in writing by Escrow Agent an additional sum of $550,000.00 within 2 Business Days following the expiration of the Inspection Period (as defined in Section 5.1) as an additional deposit (together with all interest thereon, the “Additional Deposit”), provided Purchaser has not terminated this Agreement pursuant to Article 5. The Initial Deposit and the Additional Deposit and the Extension Deposit (as defined in Section 9.1 below), if any, together with all interest earned thereon are herein collectively referred to as the “Deposit;” provided, notwithstanding any other provision of this Agreement, the Deposit (including Earnest Money) will be fully refundable to Purchaser in the event that Closing does not occur because of Seller’s refusal to close the sale to Purchaser, and Purchaser is not in default.

2.2.2 Prior to making the Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). Notwithstanding anything contained in this Agreement to the contrary, any reference to a return of the Deposit to Purchaser shall mean the Deposit amount less the non-refundable Earnest Money, unless expressly stated otherwise that the full amount of the Deposit is refundable to Purchaser.

2.2.3 Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally insured commercial bank acceptable to both Seller and Purchaser, such interest shall accrue to Purchaser’s benefit. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing, Escrow Agent shall credit the Deposit against the Purchase Price.

2.3 Loan Assumption.

2.3.1 The Purchase Price will be paid in part by Purchaser’s assumption (the “Loan Assumption”) of that certain existing loan secured by the Property from Fannie Mae (as assigned by CBRE Multifamily Capital Inc.) (“Existing Lender”), dated September 30, 2010, evidenced by the loan documents more particularly set forth on Schedule 2.3 annexed hereto (the “Loan Documents”), with an original principal balance of $23,185,000.00, to be adjusted and confirmed at Closing (the “Loan”).

2.3.2 Within ten (10) Business Days after the Effective Date, Purchaser shall submit a written application to Existing Lender requesting approval of the Loan Assumption (and shall provide Seller with a copy thereof), together with application fees and deposits required by Existing Lender in connection with such request or later requests. Each of Seller and Purchaser will submit to Existing Lender within such time period all documents in their actual possession that the application lists as being required by Existing Lender in order to commence its review of the application. The application to Existing Lender shall include the name of Purchaser’s proposed non-recourse guarantor and a request for release of all existing non-recourse guarantors for matters accruing after the Closing Date. Each of Seller and Purchaser shall respond within two (2) business days (or such longer time period as may be reasonably necessary to locate or prepare the response to the Existing Lender) to any additional information requests of Existing Lender and shall diligently provide responses or information/documentation as requested as soon as possible after receiving any such request from Existing Lender. If the Loan Assumption is approved contingent on any of the following conditions, Purchaser shall have the option of terminating this Agreement and receiving a refund of the Deposit, less the non-refundable Earnest Money: (i) a material increase in the interest rate currently stated in the Existing Loan Documents, (ii) a material requirement to accelerate the pay down of the principal balance of the Loan other than as currently stated in the Existing Loan Documents, (iii) a requirement that the Purchaser pay or establish material escrows or expenditures other than as currently stated in the Existing Loan Documents, and/or (iv) a requirement that the Purchaser’s non-recourse guarantor agree to recourse provisions other than those currently stated in the Existing Loan Documents or Existing Lender’s updated form of typical “bad boy” carve-outs. If the Loan Assumption is denied or if Purchaser has not received Existing Lender's approval of the Loan Assumption prior to expiration of the Loan Contingency Period, this Agreement shall terminate, in which case the Deposit, less the non-refundable Earnest Money, shall be returned to the Purchaser. As used in this Section 2.3.2, “currently stated in the Existing Loan Documents” shall mean as such loan terms appear in the Existing Loan Documents, as may be modified by mutual agreement of Purchaser and Existing Lender prior to the expiration of the Inspection Period. Seller shall cooperate with Purchaser throughout the Loan Assumption process; Purchaser acknowledges that it shall be required to submit to Existing Lender organizational documents, opinions of counsel and other instruments as part of the Loan Assumption process. The term “Loan Contingency Period,” as used herein, shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Eastern Standard Time on that date which is two hundred (200) days following the Effective Date.

3. TITLE AND SURVEY.

3.1 State of Title to be Conveyed. Title to the Property shall be fee simple and insurable by the Escrow Agent (in such capacity, the “Title Company”). Title to the Property shall be conveyed to Purchaser, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for (i) the Loan; (ii) those items approved or deemed approved by Purchaser pursuant to Section 3.2, (iii) the lien of real estate taxes not yet due and payable, and (iv) the rights of tenants in possession under the Leases. The items referred to in clauses (i), (ii) (iii) and (iv) above and those matters deemed to be Permitted Exceptions pursuant to Section 3.2 below are hereinafter referred to as the “Permitted Exceptions.”

3.2 Title Commitment and Survey. Purchaser will promptly obtain, after the Effective Date, a current title commitment for the Property (“Title Commitment”) from the Title Company (Fidelity National Title Insurance Company, attention: Justin VanderVeen, whose contact information is stated in Section 13.3), together with copies of all instruments referred to in said title commitment. Upon or prior to the Effective Date, Seller will provide a copy of the most current ALTA survey in Seller’s possession with respect to the Property (“Existing Survey”), pursuant to Section 4. On or before August 16, 2013, or five (5) business days after receipt of both the Title Commitment and Existing Survey, whichever is later, Purchaser shall notify Seller in writing of any title matters listed in the title commitment or matters depicted or otherwise contained on, or omitted from, the Existing Survey (if any) or on any updated survey, which shall be obtained at the sole option and expense of Purchaser, of which Purchaser disapproves (the “Title Objections”), except that Purchaser shall not object to liens for real estate taxes not yet due and payable and shall not be required to object to voluntary mortgage liens, security interests, judgment liens, Internal Revenue Service liens, property tax liens for delinquent taxes or mechanics liens placed or caused by Seller’s actions or inactions (“Monetary Encumbrances”), it being understood and agreed by the parties that, with the exception of the Loan, the Seller shall be obligated to satisfy such Monetary Encumbrances, or cause such exceptions to be removed from the Title Policy by Closing. Any matters set forth in such title commitment or depicted on such survey to which Purchaser does not object as provided above (other than those matters to which it is not required to object as provided above) shall be deemed to be Permitted Exceptions. Seller shall notify Purchaser in writing within five (5) days after Seller’s receipt of Purchaser’s notice of Title Objections whether it will take all action necessary to remove from title such disapproved matters, or any of them, eliminated, cured, removed of record from title by bonding, or otherwise, or affirmatively insured over by the Title Company at or prior to the Closing (a “Seller’s Cure”). If Seller fails to so notify Purchaser that it is willing to effect a Seller’s Cure, then Seller shall be deemed to have elected not to take such action, and if Purchaser does not exercise its right to terminate this Agreement by the expiration of the Inspection Period pursuant to Article 5, then such matters shall be deemed to be Permitted Exceptions. If Purchaser exercises its right to terminate this Agreement as a result of Seller’s election (or deemed election) not to effectuate a Seller’s Cure of the Title Objections, then Escrow Agent shall return the Deposit, less the non-refundable Earnest Money, to Purchaser, and the parties will have no further rights or obligations under this Agreement, except for any obligations that expressly survive termination.

3.3 Title Objections After the Inspection Period. If and to the extent any easements, declarations, plats or other recorded instruments affecting the Property, or any other matter affecting title, shall occur or be recorded after the end of the Inspection Period, then to the extent any of the same shall materially and adversely affect the operation currently conducted at, or the value of, the Property, Purchaser may notify Seller in writing of any of the foregoing of which Purchaser disapproves (the “New Title Objections”). Seller shall notify Purchaser in writing within five (5) Business Days after Seller’s receipt of Purchaser’s notice of any New Title Objection as to whether it will take any action necessary to effect a Seller’s Cure with respect to any such New Title Objection. If Seller fails to so notify Purchaser that it is willing to effect a Seller’s Cure of any such New Title Objection, then Seller shall be deemed to have elected not to take such action, and if Purchaser does not exercise its rights to terminate this Agreement by the expiration of the earlier of (i) five (5) Business Days after the expiration of Seller’s period to elect to cure or not to cure such matters and (ii) the Closing Date, then any such New Title Objection shall be deemed to be a Permitted Exception. If Purchaser elects to terminate this Agreement as a result of Seller’s election (or deemed election) not to cure any New Title Objection, then Escrow Agent shall return the Deposit, less the non-refundable Earnest Money, to Purchaser, and the parties will have no further rights or obligations under this Agreement, except for any obligations that expressly survive termination.

3.4 Failure to Cure Title Objections. If Seller indicates that it will effect a Seller’s Cure with respect to a Title Objection or a New Title Objection pursuant to Section 3.2 or 3.3, respectively, prior to or at the Closing, but fails to do so, Purchaser shall have the right, at its option, to terminate this Agreement by giving written notice of such election to Seller on or prior to the Closing Date. Upon the giving of such notice by Purchaser to Seller, this Agreement shall terminate and the Deposit shall be returned to Purchaser, and, notwithstanding anything in this Agreement to the contrary, neither Seller nor Purchaser shall have any further rights or obligations under this Agreement except for any obligations that expressly survive termination.

4. PROPERTY INFORMATION.

Seller has delivered or otherwise made available to Purchaser its most current existing Phase I environmental survey of the Property, its most current existing ALTA survey of the Property, and copies of the other due diligence materials and items specified on Schedule 4 attached hereto that are in Seller’s possession or control (collectively, the “Property Information”). Purchaser shall keep such Property Information confidential pursuant to Section 15.11 hereof (to the extent that the Property Information is confidential and is identified as being confidential at the time of delivery to Purchaser). If Closing does not occur for any reason whatsoever, Purchaser shall promptly return all Property Information to Seller. In providing the Property Information to Purchaser, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed except as provided in Article 6 herein.

5. INSPECTION PERIOD AND ACCESS.

5.1 Inspection Period. Commencing on July 22, 2013 and ending on the earlier of (i) August 26, 2013 or (ii) the date Purchaser notifies Seller in writing that Purchaser elects to end the Inspection Period (the “Inspection Period”), Purchaser and Purchaser’s agents, contractors, engineers, surveyors, attorneys, accountants, advisors, lenders, affiliates, consultants, shareholders, investors and employees (collectively, “Consultants”) shall have the right, upon not less than forty-eight (48) hours prior notice to Seller, to enter the Property for the sole purpose of conducting such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property (provided, any intrusive testing shall require Seller’s prior written consent), and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser’s sole cost and expense, in order to determine if the Property is suitable for Purchaser’s purposes. Seller may have a representative present during all inspections conducted at the Property by or on behalf of Purchaser. At no time shall Purchaser talk to tenants at the Property without the consent of Seller, which consent may be withheld in Seller’s sole discretion, and may be conditioned upon a representative of Seller being present for all tenant contacts.

5.2 Access. Subject to the notice requirements in Section 5.1, Seller will provide Purchaser and Purchaser’s Consultants access to the Property and with all data of relevance to the Property, excluding any proprietary information of Bell Partners Inc. Purchaser and its Consultants will conduct any such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals (each a “Review” and collectively the “Reviews”) only on Business Days, during normal business hours, and will use reasonable efforts to minimize interference with Seller’s operations at the Property. Purchaser shall use its best efforts not to alter or disturb the Property or the tenants of the Property and Purchaser shall not permit any mechanics’ liens to be filed against the Property. Purchaser may not conduct any Phase II environmental tests or other intrusive samplings or drillings without prior written consent of Seller.

5.3 Restoration and Indemnification. Purchaser will promptly restore any physical damage to the Property caused as a result of Purchaser or Purchaser’s Consultant’s access to the Property (but Purchaser will not be liable to Seller or indemnify Seller against the “economic” consequences of the discover of any condition of the Property as a result of the Reviews). Purchaser further agrees to indemnify and hold Seller and Seller’s affiliates, managers, members, employees, officers, directors, trustees, representatives and agents (collectively, including Seller, “Seller’s Indemnified Parties”) harmless from and against any and all claims, causes of action, attorneys fees and costs, damages, costs, injuries and liabilities resulting from the activities of Purchaser and/or Purchaser’s Consultants at or on the Property (collectively, “Losses”). Notwithstanding anything set forth herein to the contrary, the restoration and indemnification obligations of Purchaser in this Section 5.3 shall survive Closing or the earlier termination, for any reason, of this Agreement.

5.4 Service Contracts. Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller in writing prior to the expiration of the Inspection Period which, if any, of the Service Contracts Purchaser does not wish to assume at Closing. Seller shall terminate at Closing those Service Contracts specified in Purchaser’s notice, except Seller shall have no obligation to terminate, and Purchaser shall accept and assume in accordance with their terms all Service Contracts (including those specified in Purchaser’s notice) which cannot be terminated by Seller (i) without cause, (ii) upon thirty (30) days’ notice, and (iii) without payment of a premium or penalty. Purchaser’s failure to timely deliver notice pursuant to the preceding sentence shall be deemed Purchaser’s election to accept and assume all of the Service Contracts.

5.5 Option to Terminate. In addition to Purchaser’s rights under Section 3.2, Purchaser shall have the right to elect, in its sole discretion, not to proceed with the transaction contemplated by this Agreement for any reason or for no reason whatsoever at or before the end of the Inspection Period. Purchaser may terminate this Agreement by giving written notice to Seller by the end of the Inspection Period in which event Escrow Agent shall return the Deposit, less the non-refundable Earnest Money, to Purchaser, and the parties will have no further rights or obligations under this Agreement, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller in writing before 5:00 P.M. Eastern Time, on the last day of the Inspection Period of its election to terminate, then Purchaser will be deemed to have forever waived its right to terminate pursuant to this Section 5.5 and elected to proceed to Closing hereunder pursuant to the terms and conditions of this Agreement.

5.6 Insurance. From and after the Effective Date, Purchaser shall maintain, and shall cause its third party Consultants to maintain, insurance in an amount not less than $5,000,000 combined single limit, together with worker’s compensation insurance if required by state law (and if none is required by state law, it is understood that each such party not having worker’s compensation insurance shall assume all liability for their employees and Seller shall be indemnified from liability for same), and in form and substance adequate to insure all liability of Purchaser and its Consultants arising out of access to and inspections and testing at the Property or any part thereof made on behalf of Purchaser. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 5.6 to Seller (in the form of a certificate of insurance) prior to Purchaser’s or Purchaser’s Consultants’ entry onto the Property. The insurance required hereunder shall be issued by insurance companies licensed to do business in the state where the Property is located with general policyholder’s ratings of at least A- and a financial rating of at least XI in the most current Best’s Insurance Reports available on the date any such party obtains the insurance policies, with such policies naming Seller and any mortgage lender as an additional insured party.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser the following as of the Effective Date of this Agreement, and such representations and warranties will continue until and be deemed remade as of the Closing Date:

6.1.1 Organization. Seller is duly formed, validly existing and, if applicable, in good standing under the laws governing its organization, and, is duly qualified to transact business and, if applicable, in good standing in the state in which the Property is situated.

6.1.2 Authority/Consent. Seller is the owner of the fee simple interest in the Property and possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Each individual executing this Agreement on behalf of Seller represents and warrants to Purchaser that he or she is duly authorized to do so.

6.1.3 Litigation. Except as disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action), is pending or, to Seller’s Knowledge, has been threatened that concerns or involves the Property or Seller’s interest in the Property.

6.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or to Seller’s Knowledge threatened, against Seller.

6.1.5 Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof that is currently in effect.

6.1.6 Service Contracts. To Seller’s Knowledge, except for the contracts referenced on the list of Service Contracts attached hereto as Schedule 1.5, there are no contracts of construction, employment, management, service, or supply in effect entered into by Seller that will affect the Property or operations of the Property after Closing. To Seller’s Knowledge, there are no defaults under any of the Service Contracts.

6.1.7 Leases. To Seller’s Knowledge, there are no occupancy agreements, leases, lettings or tenancies in effect to which Seller is a party that will affect the Property after Closing, except the Leases referenced on the list of Leases attached hereto as Schedule 1.4 and those entered into pursuant to Section 7.1. To Seller’s Knowledge, copies of the Leases that are true, correct and complete in all material respects, including all material amendments, renewals, modifications, and assignments thereof, have been made available to Purchaser. Except as set forth in the Leases or the Property Information, neither the Tenants of the Property nor any other person has any right, option or agreement to purchase the Property, including purchase options or rights of first refusal to purchase the Property or any portion thereof.

6.1.8 Assessments. To Seller’s Knowledge, Seller has received no written notice that there are unpaid and delinquent assessments for public improvements against the Property or that there is any property that was previously omitted from the tax rolls for which any assessments will be owed.

6.1.9 Notice Concerning Violation of Law. To Seller’s Knowledge, Seller has not received any written notice or written communication (each, an “NOV”) from any governmental authority of any violations of any federal, state, county or municipal laws, ordinances, orders, applicable building or sign codes, or any other regulations and governmental requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) (“Legal Requirements”), other than for the notices that are contained in the Property Information provided by Seller.

6.1.10 No Uncured Violation of Legal Requirements. To Seller’s Knowledge, all NOV’s concerning the Property have been fully cured to the satisfaction of the governmental body issuing the NOV, and the Property and the operations being conducted thereon are not currently in violation of any applicable Legal Requirements.

6.1.11 Environmental Laws. Except with respect to issues, if any, specifically identified and disclosed in any environmental report(s) furnished to Purchaser by Seller as a part of the Property Information, to Seller’s Knowledge, (i) the Property is not in violation of any Environmental Law (as hereinafter defined) relating to the Property, (ii) during Seller’s term of ownership, the Property has not been used for industrial purposes or for the storage, treatment or disposal of hazardous substances (as defined by CERCLA), other than equipment, cleaning solutions, maintenance materials and other products (collectively, “Permitted Products”) that are customarily used or stored incidental to the operation and/or maintenance of the Property and that are in ordinary quantities and have been used in strict compliance with all applicable Environment Law (as defined below), and (iii) no underground storage tanks have been or are currently located at the Property. As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”) the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), or any other federal, state, or local law, ordinance or other Legal Requirements now or hereafter promulgated pursuant to such laws or pertaining to the protection of human health or the environment, including, without limitation asbestos containing material, presumed asbestos containing materials, Radon, lead based paint or petroleum products or any fraction thereof.

6.1.12 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

6.1.13 Utilities. To Seller’s Knowledge, Seller has not received any written notice of the termination or impairment of the furnishing of services to the Property of water, sewer, gas (to the extent required), electric, telephone or such other utility services required for the operation of the Property.

6.1.14 Assumption Loan. To Seller’s Knowledge, Seller is not in default under the Loan.

6.1.15 No Prohibited Persons. Neither Seller nor, to Seller’s Knowledge, any of its officers, directors, partners, members, Affiliates or shareholders is a person or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

6.1.16 Survival. The representations and warranties made by Seller herein shall survive for a period of three hundred and sixty-five (365) days from the Closing Date.

6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller that, as of the Effective Date of this Agreement:

6.2.1 Organization. Purchaser is duly formed, validly existing and, if applicable, in good standing under the laws of the state of its organization, and is or will be by the Closing Date duly qualified to transact business and, if applicable, in good standing in the state in which the Property is situated.

6.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. Each individual executing this Agreement on behalf of Purchaser represents and warrants to Seller that he is duly authorized to do so.

6.2.3 ERISA Matters. Purchaser is not: (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in Section 3(3) of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) a “governmental plan” as defined in Section 3(32) of ERISA; or (iii) a “party in interest,” as defined in Section 3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Purchaser, nor do the assets of Purchaser constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations Section 2510.3-101. Purchaser is acting on its own behalf and not on account of or for the benefit of any Plan. Purchaser has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA. Purchaser shall not assign its interest under this Agreement to any entity, person or Plan which will cause a violation of ERISA.

6.3 No Prohibited Persons. Neither Purchaser nor any of its officers, directors, partners, members, Affiliates or shareholders is a person or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of EO13224; (ii) whose name appears on OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above

6.4 Knowledge. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Purchaser, the phrase “to Seller’s Knowledge”, “to the best of Seller’s actual knowledge”, “to the best of Seller’s Knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Nickolay Bochilo, Vice President of Investments, of Bell Partners Inc. and the regional property manager, Amy Soles (collectively, “Seller’s Representatives”), who are the persons most likely to know of matters that would need to be disclosed to Purchaser pursuant to Section 6.1, without any obligation on any of their parts to search or examine any files, records, books, correspondence and the like, or to make any independent investigation of the matters being represented and warranted.

6.5 Seller’s Duty to Disclose. If prior to the Closing Date Seller obtains actual knowledge (which will have the same meaning as in Section 6.4) of a matter or condition that would cause any representation made by Seller in this Agreement to be false, then Seller will promptly notify Purchaser of the matter or condition discovered by or made known to Seller (other than through Purchaser’s investigations) that would cause such any such representation to be false. As to a representation or warranty that is made as to matters “to Seller’s Knowledge” (or words of similar effect), Seller will not be deemed in breach of such representations or warranties, or responsible for correction of any non-compliance with the matter or condition in question or be liable under any indemnity provision in the Agreement after the Closing Date unless (A) Seller had actual knowledge on the Closing Date that the representation or warranty was false or the condition was not satisfied, and (B) Seller failed to disclose promptly to Purchaser the matter or condition that became known to Seller which made the representation or warranty untrue. This Section 6 will survive the Closing Date as to events, matters or conditions that accrue or occur prior to the Closing Date.

7. COVENANTS OF SELLER AND PURCHASER PRIOR TO CLOSING.

7.1 Operation of Property. From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in accordance with the business judgment of Seller and its management company, but at least to the standards followed in the same geographic area for first class apartment projects. Seller shall cause all liens or property taxes and assessments imposed on the Property to be paid when due, will not use (or authorize the use of) any hazardous substances on the Property (other than Permitted Products), and will not further mortgage or further encumber its interest in the Property. Seller will cooperate in executing any documents and doing such other things as Purchaser may reasonably request in connection with Purchaser’s due diligence activities; provided, that such actions will be at no out-of-pocket expense to Seller, and neither Seller nor the Property will be bound if Purchaser does not close the purchase of the Property.

7.2 Service Contracts. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Service Contracts pursuant to the Blanket Conveyance, Bill of Sale and Assignment referenced in Section 9.2.1.2 unless any such Service Contract is to be terminated pursuant to Section 5.4 hereof.

7.3 Receipt of Governmental Notices. Prior to Closing, Seller shall provide Purchaser with copies of any written notices that are received by Seller’s Representatives between the Effective Date and the Closing Date with respect to (i) any special assessments or proposed increases in the valuation of the Property, (ii) any condemnation or eminent domain proceedings affecting the Property, or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property.

7.4 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing of which a Seller’s Representative receives written notice and that concerns or affects the Property in any manner and that is instituted after the Effective Date except for tenant evictions filed by Seller in the ordinary course of business.

7.5 Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property for the benefit of Seller and any mortgage lender.

7.6 Casualty. Seller will advise Purchaser promptly of any casualty at the Property after the Effective Date.

7.7 Loan. From and after the date hereof, Seller shall not modify the Loan. From and after the date hereof, Seller shall not make any non-mandatory principal prepayments under the Loan unless expressly approved by Purchaser in writing. Seller shall perform in all material respects its obligations as borrower under the Loan.

8. CONDITIONS PRECEDENT TO CLOSING.

8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion, provided that if these conditions are not fully satisfied by the Closing Date, Purchaser may elect to terminate this Agreement, in which event the Deposit, less the non-refundable Earnest Money, shall be returned to Purchaser:

8.1.1 Covenants. Seller shall have performed and observed in all material respects all covenants and obligations of Seller under this Agreement, including, without limitation, delivery into escrow of any and all documents required pursuant to Section 9.2.

8.1.2 Representations and Warranties. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.1.3 Title. A final examination of the title to the Land and Improvements shall disclose no title exceptions except for the Permitted Exceptions and those exceptions for which Seller effects a Seller’s Cure, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser. In addition, the Title Company shall be prepared to issue to Purchaser, at standard rates, an ALTA (2006) owner’s title insurance policy in the amount of the Purchase Price (the “Title Policy”), in extended coverage format, insuring that the fee simple estate to the Property is vested in Purchaser subject only to the Permitted Exceptions, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser, free and clear of any Monetary Encumbrances. Each party shall use all commercially reasonable efforts to cause the Title Company to issue the Title Policy. Seller will execute and deliver to Title Company and Purchaser an owner’s Lien ALTA Affidavit (on the Title Company’s standard form).

8.1.4 Loan Assumption Approval. Existing Lender’s approval of the Loan Assumption.

8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller in Seller’s sole and absolute discretion:

8.2.1 Covenants. Purchaser shall have performed and observed in all material respects all covenants and obligations of Purchaser under this Agreement, including, without limitation, delivery into escrow of any and all documents required pursuant to Section 9.3, and substitute utility deposits pursuant to Section 9.5.5.

8.2.2 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.2.3 Loan Assumption Approval and Release of Seller and Guarantors. Existing Lender’s approval of the Loan Assumption together with an agreement of Lender releasing Seller and its guarantor, Bell Partners Inc., Bell Fund III, LLC, Ramin Kamfar and James G. Babb from all obligations under the Loan arising out of the period from and after Closing in such form as required by Existing Lender.

8.3 Failure of a Condition.

8.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party who would have benefited from having such condition to Closing satisfied (the “Unsatisfied Party”) shall give notice to the other of the condition or conditions that the Unsatisfied Party asserts are not satisfied. In such notice the Unsatisfied Party shall also elect either (i) to extend the Closing Date for a reasonable period of time (not to exceed 10 days) to allow the other party to satisfy the condition, (ii) to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination), and the Unsatisfied Party shall be entitled to the Deposit, less the non-refundable Earnest Money, except if such failure of a condition is due to a default by one of the parties, in which event the non-defaulting party shall have those rights and remedies set forth in Article 11 herein, or (iii) to waive such failed condition in writing delivered to Escrow Agent and the party who failed to meet such condition, and proceed to Closing as contemplated hereunder.

8.3.2 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.

9. CLOSING.

9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place via the escrow services of the Escrow Agent or at such other location upon which Seller and Purchaser mutually agree, on the earlier of (i) ten (10) days following Purchaser's receipt of Existing Lender's written approval of the Loan Assumption, or (ii) two hundred ten (210) days following the Effective Date (“Closing Date”). Purchaser shall have the opportunity to extend the Closing Date for thirty (30) days upon written notice to Seller given no later than the later of (i) thirty (30) days following expiration of the Inspection Period and (ii) ten days following Existing Lender’s written approval of the Loan Assumption. Such notice shall be accompanied by an additional deposit of $200,000.00 (the “Extension Deposit”) thus increasing the total Deposit to $1,200,000.00.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents to the Escrow Agent:

9.2.1.1 A Special Warranty Deed in the form and substance of Exhibit C, conveying the Land and Improvements to Purchaser in fee simple utilizing the legal description for the Land set forth on Exhibit A hereto, subject only to the Permitted Exceptions, and subject to the provisions of Section 3.2 above (the “Deed”);

9.2.1.2 A Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of Exhibit D, whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Personal Property, if any, free and clear of all liens and encumbrances except Permitted Exceptions (subject to the provisions of Section 3.2 above), and Seller assigns to Purchaser, and Purchaser assumes, all of Seller’s rights and obligations under the Service Contracts, Permits, Goodwill and Intellectual Property Rights, and Other Rights to the extent the same are assignable;

9.2.1.3 An Assignment of Landlord’s Interest in Leases in the form and substance of Exhibit E, whereby Seller assigns to Purchaser, and Purchaser assumes, all of Seller’s rights and obligations under the Leases as set forth therein;

9.2.1.4 A Certificate of Non-Foreign Status;

9.2.1.5 A certificate that all of Seller’s representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date in the form and substance of Exhibit F;

9.2.1.6 A settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.2.1.7 An affidavit for the benefit of the Title Company on the Title Company’s standard form. Seller shall also deliver to the Title Company such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the deed of conveyance; and

9.2.1.8 Documents required by Existing Lender in connection with the Loan Assumption.

9.2.2 Transfer Tax Forms. Real estate transfer tax forms and returns for the Property if required under applicable law.

9.2.3 Notices of Sale. Letters (a) executed by Seller, terminating any Service Contracts to be terminated pursuant to the terms hereof, and (b) executed in counterpart by Seller, advising the Tenants under the Leases and providers under the Service Contracts to be assumed by Purchaser of the sale of the Property to Purchaser and directing that all rents and other payments or invoices, as applicable, which shall become due and payable after the Closing Date be sent to Purchaser or as Purchaser may direct.

9.2.4 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of the Leases, Service Contracts, Warranties and Permits; provided, however, that any of the Property Information located at the Property shall remain at the Property.

9.2.5 Possession. Seller will deliver possession of the Property.

9.2.6 Keys. Seller will deliver all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

9.2.7 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following in connection with the Property:

9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents to the Escrow Agent:

9.3.1.1 A Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of Exhibit D;

9.3.1.2 An Assignment of Landlord’s Interest in Leases in the form and substance of Exhibit E;

9.3.1.3 A certificate that all of Purchaser’s representations and warranties in this Agreement are true and correct as of the Closing Date in the form and substance of Exhibit G;

9.3.1.4 A settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.3.1.5 Original letters, executed in counterpart by Purchaser, as set forth in Section 9.2.3(b);

9.3.1.6 Real estate transfer tax forms and returns for the Property if required under applicable law; Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser or on behalf of Purchaser, and such other documents and information as the Title Company may require in order to issue the Title Policy to Purchaser; and

9.3.1.7 Documents required by Lender in connection with the Loan Assumption.

9.3.2 Payment of Consideration. Purchaser will pay to Seller the Purchase Price in accordance with Article 2 of this Agreement, as adjusted in accordance with the provisions of this Agreement.

9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through escrow with the Escrow Agent. Escrow Agent shall not deliver or record any documents or disburse any funds until Escrow Agent receives written confirmation from authorized representatives of each of Seller and Purchaser that all conditions to Closing have been satisfied or waived.

9.5 Costs and Adjustments at Closing.

9.5.1 Expenses. Purchaser shall pay (a) the Existing Lender’s fees, charges or costs in connection with the Loan Assumption, including, without limitation, any application fee, loan assumption fee and any attorneys’ or administrative fees of Existing Lender in connection with the Loan Assumption, (b) the recording costs for recording the Deed and any of the Closing documents that Purchaser desires to record in connection with the transfer of the Property to Purchaser and for recording the assumption agreement and/or other documents required to be recorded by the Existing Lender in connection with the Loan Assumption, (c) the incremental cost for “extended coverage” in excess of the cost of a “standard coverage” owner’s title insurance policy (with standard pre-printed exceptions), and any endorsement or other title insurance required by Existing Lender in connection with the Loan Assumption; (d) the cost of any update to (or re-certification to Purchaser of) the survey described in Section 3.2 hereof; (e) the transfer tax applicable to the sale of the Property; and (f) one-half of the escrow/settlement fees of the Escrow Agent. Seller shall pay: (a) the expenses related to delivering the Property to Purchaser in the agreed-upon condition, and as otherwise provided in this Agreement; (b) the cost of a “standard coverage” owner’s policy of title insurance, and (c) one-half of the settlement fees of the Escrow Agent. The Seller and Purchaser shall each pay their respective attorney’s fees. Purchaser shall pay for its “due diligence” expenses, except for those items which Seller is herein obligated to provide. All other costs and expenses of the transaction contemplated hereby shall be borne by the party incurring the same. The costs described in this Section 9.5 shall be referred to herein as the “Closing Costs.” The provisions of this Section 9.5 shall survive the termination of this Agreement to the extent such Closing Costs are incurred.

9.5.2 Proration Schedule. Seller shall prepare a proposed proration schedule for the Property (the “Proration Schedule”) and deliver it to Purchaser on or prior to the Closing Date, including the items specified below and any other items the parties determine necessary.

9.5.3 Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year of Closing will be prorated between Seller and Purchaser as of midnight of the day prior to the Closing Date on the basis of actual bills therefor, if available. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly reprorated upon the availability of actual bills for the applicable period, if and only if the reproration would result in an adjustment to either party exceeding $2500. All rebates or reductions in taxes received subsequent to Closing, net of costs of obtaining the same, shall be prorated as of the Closing, if and only if the reproration would result in an adjustment to either party exceeding $2500, and promptly remitted to the appropriate party. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and are being or may be paid in installments shall be prorated as of midnight of the day prior to the Closing Date.

9.5.4 Lease Security Deposits and Rents. Purchaser shall receive from Seller a credit against the Purchase Price in the amount of any refundable cash security deposits paid pursuant to the Leases and not yet refunded to tenants. After Closing, Purchaser shall be responsible for maintaining as security deposits the aggregate amount so credited to Purchaser in accordance with the provisions of the Leases relevant thereto. All rents and other similar payments under the Leases actually received by Seller prior to the Closing Date shall be prorated as of 12:01 a.m. on the Closing Date. At Closing, Purchaser shall pay Seller a discounted amount for all past due rent or other similar payments outstanding under any Lease at the following discount rate calculated as of the Closing Date: (i) 98% of the applicable amount if 0-30 days past due, (ii) 75% of the applicable amount if 31-60 days past due. The entire amount of all late rent or other similar payments under any Lease or other occupancy arrangement received or collected after the Closing Date shall be for the sole benefit of Purchaser.

9.5.5 Utilities. Water, sewer, electric and other utility charges shall be prorated as of 12:01 a.m. on the Closing Date. If the bill for any of the foregoing will not have been issued as of 12:01 a.m. on the Closing Date, the charges therefor shall be prorated on the Closing Date on the basis of the charges of the prior period for which such bills were issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded, (or Seller may receive a credit at Closing, at Purchaser’s option). At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall receive a credit therefor by Purchaser at Closing. Any transfer fees required with respect to any such utility shall be paid by or charged to Purchaser.

9.5.6 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will affect its own insurance coverage.

9.5.7 Service Contracts. All amounts payable under any of the Service Contracts being assumed by Purchaser, excluding any signing bonuses, incentive payments and/or other upfront money, which shall be the sole property of Seller, shall be prorated as of 12:01 a.m. on the Closing Date.

9.5.8 Other Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance, service charges, license fees and lease commissions, will be prorated as of 12:01 a.m. on the Closing Date. Any income related to Resident Utility Billing Systems shall be prorated based on the average billing for the past 12 months.

9.5.9 Mortgage Interest and Escrows. Interest due under the Loan shall be prorated as of the Closing therefor. The amounts of any escrows or reserves held by Existing Lender for the benefit of the Seller shall be paid or credited to the Seller by Purchaser at Closing.

9.5.10 Post-Closing Adjustments. In the absence of manifest error or where actual numbers are not available for proration purposes, all prorations shall be final and there shall be no post-closing adjustment except (i) ad valorem taxes as set forth in Section 9.5.3 and (ii) if there is an unanticipated item of income or expense relating to a period prior to Closing that is discovered by Purchaser or Seller within ninety (90) days after Closing and the monetary effect of such item of income or expense to Purchase or Seller had it been paid or prorated at Closing exceeds $2500, then either party may bring it to the attention of the other and request a reproration. Any amounts so adjusted or reprorated shall be paid by the party owing such amount within thirty (30) days after receipt of the amount owed.

If any post-Closing reconciliation or adjustment is required between the parties pursuant to this Agreement (because of an adjustment or prorate that is done on an estimated basis, or otherwise, under the preceding paragraph), the parties will reasonably co-operate with each other to provide the information needed for such reconciliation and adjustment, and will promptly do the reconciliation and adjustment when the information is available to do so. If any other closing costs not specifically provided for herein are due at closing of this transaction, each party shall pay such closing costs as are normally and customarily the responsibility of such party.

9.5.11 Reporting Person. If requested in writing by either party, the Escrow Agent shall confirm its status as the “Reporting Person” in writing, which such writing shall comply with the requirements of Section 6045(e) of the United States Code and the regulations promulgated thereunder.

9.5.12 Termination of Employees. As of the Closing Date, Seller will terminate from employment any employees of Seller at the Property, and shall pay all compensation owed to such employees by the end of the business day after the termination, including (without limitation) all such accrued compensation and make all contributions necessary to fully fund all such accrued and vested benefits no later than the Closing Date. Seller will be responsible for complying with any applicable Legal Requirements pertaining to such terminations, including (without limitation) requirements under the Worker Adjustment and Retraining Notification Act (“WARN Act”), the requirements of Section 4980B (“COBRA”) of the Code, and any other federal, state or local Legal Requirements pertaining to termination of employees, employee compensation and similar matters.

9.5.13 Survival. In making the prorations required by this Section 9.5, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Purchaser. The provisions of this Section 9.5 shall survive Closing.

10. RISK OF LOSS, DAMAGE, CONDEMNATION.

10.1 Risk of Loss. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the Effective Date until Closing will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

10.2 Damage. Seller shall promptly deliver to Purchaser written notice of any casualty or taking involving the Property, to the extent the same are received by an officer of Seller’s property manager.

10.3 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect and the repairs shall be completed in accordance with Section 10.5 hereof.

10.4 Major Damage. In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit, less the non-refundable Earnest Money, shall be returned to Purchaser and thereafter, neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of “major” loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing and the repairs shall be completed in accordance with Section 10.5 hereof.

10.5 Continued Agreement. If this Agreement is not terminated pursuant to Section 10.4 hereof and if prior to Closing Seller is unable to perform all repairs necessary to bring the Property to its condition immediately prior to such loss or damage, Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Property, except to the extent needed to reimburse Seller for reasonable sums it expended prior to the Closing for the restoration or repair of such Property or in collecting such insurance proceeds or condemnation awards. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs prior to Closing. If Seller assigns a casualty or condemnation claim to Purchaser, at Closing Purchaser shall be credited with any applicable insurance deductibles. If such proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser at Closing, except to the extent needed to reimburse Seller for sums it expended prior to the Closing for the restoration or repair of such Property. The terms of this Section 10.5 shall be subject to the rights of any mortgagee or lender under any mortgage, deed of trust or similar document encumbering the Property, unless any such mortgagee or lender acknowledges in a signed document satisfactory to Seller and Purchaser that such mortgagee or lender will not take possession of or otherwise require any such proceeds or awards to be used in a particular manner. In the event any such mortgagee or lender refuses to provide any such signed document, or requires that any casualty or condemnation proceeds or awards be used pursuant to the terms of any mortgage, deed of trust or similar document (including use for restoration of the Property), Seller shall notify Purchaser thereof (“Seller’s Notice”) and then either party hereto shall have the right to terminate this Agreement upon written notice to the other no later than five (5) days following Seller’s Notice or the Closing Date, whichever first occurs. If this Agreement is not terminated as provided in the previous sentence, Seller shall credit Purchaser at Closing with an amount equal to the amount of any proceeds or awards applied by any such mortgagee or lender to the indebtedness secured by any mortgage, deed of trust or similar document encumbering the Property. In the event either party terminates this Agreement pursuant to the terms of this Section 10.5, the Deposit shall be returned to Purchaser and thereafter, neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

10.6 Definition of Major Loss. For purposes of Section 10.3 and Section 10.4 hereof, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the Property to a condition substantially similar to that of the Property prior to the event of damage would be, in the written opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than $1,000,000 and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property or access to the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) Business Days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

11. REMEDIES AND ADDITIONAL COVENANTS.

11.1 Seller Default. In the event that, prior to Closing, Seller breaches any of its representations or warranties or fails to perform any of its covenants in any material respect, and such breach or failure shall continue for a period of ten (10) Business Days after notice thereof from Purchaser, then Purchaser’s sole and exclusive remedy shall be as follows: (a) to file an action to obtain specific performance of Seller’s obligation to perform in accordance with this Agreement, or (b) to declare this Agreement terminated and receive a return of the full Deposit, and reimbursement for all out-of-pocket due diligence, legal and other expenses associated with the transaction contemplated herein, not to exceed $50,000.00 (collectively, “Transaction Costs”).

In the event this Agreement is terminated after Seller’s default, then upon return of the full Deposit to Purchaser and payment of Transaction Costs to Purchaser pursuant to Section 11.1(b), all rights and obligations of the parties under this Agreement shall expire (except for such provisions as expressly survive the expiration or the termination hereof or as otherwise expressly provided herein), and this Agreement shall become null and void.

In the event that, prior to Closing, Purchaser obtains actual knowledge that Seller has made an untrue representation, Purchaser will notify Seller in writing as to the representation that Seller made that was untrue. If Purchaser nevertheless proceeds to consummate the Closing shall take place without Purchaser making an objection to an untrue representation of which Purchaser shall have knowledge, Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation.

In addition to Purchaser’s remedies above, Purchaser further agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Purchaser seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of Seller’s members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing. Purchaser agrees that Seller shall have no post-closing liability to Purchaser for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the property or this transaction unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following paragraph.

Purchaser agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser (other than the Deed, which is not covered by the “cap” in this paragraph), or under any law applicable to the Property or this transaction, shall be limited to Purchaser’s actual damages in the aggregate (“Recoverable Damages”) plus the actual, reasonable out-of-pocket expenses in enforcing Purchaser’s rights against Seller, but the Recoverable Damages shall not be in excess of two percent (2%) of the Purchase Price for the Property.

Neither Seller nor Purchaser shall be entitled to receive, and each party hereby waives any right to receive, any consequential, indirect or punitive damages.

11.2 Purchaser Default. The parties acknowledge and agree that if Purchaser breaches any of its representations or warranties or fails to perform any of its covenants in any material respect it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such breach and/or failure. Consequently, if Purchaser breaches any of its representations or warranties, fails to perform any of its covenants in any material respect, or otherwise defaults in its obligations hereunder, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations and indemnities that expressly survive termination. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT THE DEPOSIT AMOUNT IS THE PARTIES’ BEST ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER BECAUSE OF ANY SUCH BREACH, FAILURE OR DEFAULT BY PURCHASER, AND THAT SUCH ESTIMATE IS REASONABLE COMPENSATION UNDER THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE OF THIS AGREEMENT, AND THE RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES SHALL BE THE EXCLUSIVE REMEDY FOR PURCHASER’S BREACH, FAILURE OR DEFAULT, SINCE THE PRECISE AMOUNT OF SUCH COMPENSATION WOULD BE DIFFICULT TO DETERMINE.

The foregoing is accepted and agreed to.

Initials of:	/s/ NB	/s/ MEN
	Seller	Purchaser

11.3 Environmental Release by Purchaser. Purchaser hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as hereinafter defined) in, on, above or beneath the Property or emanating therefrom, then except for Seller Material Liabilities (as defined below) the Purchaser waives any rights that Purchaser may have against Seller in connection therewith as an owner or operator of the Property, including, without limitation, under CERCLA or RCRA, and Purchaser agrees that except for Material Seller Liabilities (as defined below), Purchaser shall not (i) implead the Seller, (ii) bring a contribution action or similar action against the Seller, or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. The provisions of this Section 11.3 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, mold, any hazardous or toxic waste or substances which are included under or regulated (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, CERCLA, RCRA, and similar state laws and regulations adopted thereunder. The foregoing will not be construed as an assumption or indemnity by Purchaser as to any action or claim that any third party (including, without limitation, any governmental agency) may have against Seller. Furthermore, the foregoing shall not be applicable to any material claims or material liabilities (“Seller Material Liabilities”) arising out of, or in connection with, any contamination of the Property by Hazardous Materials that was caused, directly or indirectly, or was exacerbated, by any action or inaction by Seller, or its employees, agents, independent contractors or representatives, during the time period in which Seller owned the Property, or that was Known to Seller (as defined in this Agreement) but not disclosed to Purchaser pursuant to Section 6 of this Agreement prior to the Closing.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller, or at Seller’s option, destroy all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement.

12. BROKERAGE COMMISSION.

12.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction except for Bell Partners Inc. (an affiliate of Seller) (collectively, “Seller’s Broker”) and that Seller has not taken any action that would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of any commission to Seller’s Broker in accordance with the provisions of a separate agreement and Purchaser shall have no obligations or liabilities relative to such commissions. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, and that Purchaser has not taken any action that would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing.

13. NOTICES.

13.1 Written Notice. All notices, demands and requests that may be given or that are required to be given by either party to the other party under this Agreement must be in writing given to the applicable party’s address set forth in Section 13.3.

13.2 Method of Transmittal. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given (collectively “Notices”) shall be given in writing and effective upon receipt. Notices may be served: by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally to the addresses listed below. Couriered Notices shall be deemed received when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. With respect to any notice sent by telex, facsimile or other telecommunication device, the term “receipt” will mean electronic verification that transmission to the recipient was completed, if such transmission occurs during the normal business hours, or otherwise on the next business day after the date of transmission. Personal delivery of Notices shall be effective when accomplished.

13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

Purchaser:	Seller:

Nicol Investment Company, LLC	c/o Bell Partners Inc.
12555 High Bluff Drive, Suite 333	700 S. Washington Street, Suite 250
San Diego, CA 92130	Alexandria, VA 22314
Attn: Ronald B. Johnson
or Mark E. Nicol	Attn: Nickolay Bochilo
Phone: 858-350-9600	Phone: (336) 232-1909
Facsimile: 858-350-0305	Facsimile: (336) 232-1901
E-Mail:
ron@nicolinv.com and
mark@nicolinv.com	E-Mail: nbochilo@bellpartnersinc.com

And

c/o Bluerock Real Estate
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Ramin Kamfar
Phone: (212) 843-1601
Facsimile: (646) 278-4220
Email: rkamfar@bluerockre.com

WITH A COPY TO:	WITH A COPY TO:

Stoel Rives LLP	Schell Bray PLLC
900 SW Fifth Ave. Suite 2600	P.O. Box 21847
Portland, OR 97204	Greensboro, North Carolina 27401
Attn: David Green, Esq.	Attn: Thomas P. Hockman, Esq.
Phone: 503-294-9333	Phone: 336-370-8800
Facsimile: 503-220-2480	Facsimile: 336-370-8830
E-Mail: dwgreen@stoel.com	E-Mail: thockman@schellbray.com

ESCROW AGENT:	TITLE AGENT:

Dee Goodrich	Justin VanderVeen
VP, Senior Commercial Escrow Officer	National Commercial Services
Major Accounts Division	Fidelity National Title Group
Fidelity National Title	1300 Dove Street
4350 La Jolla Village Drive, Suite 370	Suite 310
San Diego, CA 92122	Newport Beach, CA 92660
Phone: 858-334-6909	Phone: (949) 622-4962 direct
E-Fax: 858-334-6979	justin.vanderveen@fnf.com
Dee.Goodrich@fnf.com

Any party may from time to time by written notice to the other party designate a different address for notices within the United States of America.

14. ASSIGNMENT.

This Agreement shall not be assigned by either party without the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser shall have the right to assign this Agreement without the prior written consent of Seller to an entity that is controlling, controlled by or under common control with Purchaser or the principals of Purchaser; however, such assignment shall be effective only when a fully executed counterpart thereof is delivered to Seller bearing the signatures of assignor and assignee and including an express assumption by assignee of all liability and other obligations of Purchaser hereunder. In the event of an assignment of this Agreement pursuant to this Section 14, Purchaser shall remain primarily liable for and shall not be released from any obligations, indemnities and liabilities hereunder, including such obligations, indemnities and liabilities that expressly survive Closing hereunder.

15. MISCELLANEOUS.

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by a formal, written amendment or modification agreement that is duly executed by both parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns permitted hereunder.

15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the state (Tennessee) where the Property is located.

15.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to the obligations of the parties hereunder and to any date set out in this Agreement.

15.10 Business Days. “Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in the state in which the Property is located are authorized or required by law or executive order to close. If the final date of any period set out in any paragraph of this Agreement falls on a day that is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.11 Confidentiality. Purchaser and Seller agree not to record this Agreement or any memorandum hereof and to hold all confidential information related to this transaction in strict confidence, and will not disclose same to any person other than to the members, directors, officers, prospective partners, investors, employees and agents of the party or its principals, as well as to consultants, attorneys, accountants, banks or other third parties working with Seller or Purchaser in connection with the transaction (“Related Parties”), in each case who need to know such information for the purpose of consummating this transaction. The confidentiality restrictions in this Agreement will not be applicable to (i) disclosure of information required by applicable law, rule or regulation, or as may be required by court order, legal process, or by a governmental agency such as the Internal Revenue Service or Securities and Exchange Commission, or (b) providing a copy of this Agreement to the Escrow Agent or to the Existing Lender, who will not be bound to keep this Agreement confidential. Furthermore, the confidentiality restrictions in this Agreement will not survive the Closing but will survive the termination of this Agreement pursuant to the terms hereof.

Each party agrees to indemnify, defend and hold the other harmless or to cause assignees and designees to indemnify, defend and hold the other harmless from and against any liability, suits, cause of action, proceeding, loss, damage, cost or expenses, including, but not limited to, reasonable attorneys fees and costs incurred or sustained by such other party in the event of a breach by such party of the restrictions set forth in this Section 15.11.

15.12 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all reasonable costs, expenses and attorneys’ fees incurred in connection with such action.

15.13 Counterparts. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. A facsimile transmission of an original signature shall be binding hereunder.

15.14 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.

15.15 IRC Section 1031 Tax Deferred Exchange. The parties acknowledge that it may be the intent of each party to complete an Internal Revenue Code Section 1031 Tax Deferred Exchange (an “Exchange”). Seller and Purchaser agree to cooperate in the manner necessary to complete said Exchange at no additional cost or liability to either Seller or Purchaser. Each party agrees to cooperate with the other’s assignees and designees by taking any action which may be reasonably and lawfully requested in structuring the sale of the Property as a tax deferred exchange, provided that (i) neither party shall be required to pay any increased costs solely as a result of so cooperating, (ii) neither party makes any representation or warranty whatsoever that the transaction will qualify as a tax deferred exchange, and (iii) closing shall be accomplished through an exchange agent. Each party agrees to indemnify, defend and hold the other harmless or to cause assignees and designees to indemnify, defend and hold the other harmless from and against any liability, suits, cause of action, proceeding, loss, damage, cost or expenses, including, but not limited to, reasonable attorneys fees and costs incurred or sustained by such other party in cooperating with the structuring of this transaction as a tax deferred exchange; provided, however, that the foregoing indemnification shall not extend to any loss, damage or expense that such party would have incurred had this transaction not been structured as a tax deferred exchange. Neither party is required to acquire or hold any exchange property or incur any liability or take any action to effect the Exchange, other than execution or approval of use of an exchange accommodator and any assignment or and escrow instructions that may be required by a party to effectuate the Exchange. References in this Agreement to "Seller" and "Purchaser" are solely for purposes of naming the parties. The references to such parties, and to this transaction as a "sale" or "purchase" transaction, shall not be construed to affect the transaction as a property exchange transaction if a party effects the property exchange.

15.16 Future Role of Bell Partners Inc. Seller understands and acknowledges that Bell Partners Inc., current property manager, is negotiating with Purchaser to remain as property manager following the sale for a fee of 3.5% of gross monthly receipts and on other terms and conditions to be negotiated by Purchaser and Bell Partners Inc. during the Inspection Period. The property management agreement between the parties will either be on a month-to-month basis or will be terminable at any time upon thirty (30) days’ written notice of termination by one party to the other party, without the necessity for “cause” or for payment of any cancellation fee or termination fee or other compensation for any time period after the effective date of termination. Seller and Purchaser acknowledge that Bell Partners Inc. may be involved in the due diligence and closing process on behalf of both Seller and Purchaser and each agree to waive any conflict inherent in such role.

15.17 Non-Solicitation of Employees Prior to Expiration of the Inspection Period. Purchaser acknowledges and agrees that, prior to the expiration of the Inspection Period, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property for potential employment; provided, however, that the foregoing will not restrict Purchaser’s ability to have discussions with Seller’s property manager in connection with Purchaser’s due diligence and inspections relating to the Property pursuant to this Agreement. Seller shall have the right, at its election, to have a representative present during any discussion by Purchaser or any of its employees, affiliates or agents with Seller’s property manager. Purchaser shall be permitted to have discussions with Seller’s property manager at any time, about engaging such property manager to continue to serve in such capacity following Closing.

15.18 Relationship Between Parties. No provision of this Agreement or previous (or subsequent) conduct or activities of the parties will be construed: (i) as making either party an agent, principal, partner or joint venturer with the other party or as empowering either party to bind the other party to any contract or agreement, or (ii) as making either party responsible for payment or reimbursement of any costs incurred by the other party (except as may be expressly set forth herein or in its attached exhibits).

15.19 Response to Requests and Communications. Each party will use commercially reasonable efforts to respond promptly to requests and communications from the other party on matters requiring a decision, action or response under the terms of this Agreement.

15.20 No Third Party Beneficiaries; Obligations. This Agreement is for the benefit only of the parties hereto and their nominees, successors, and assignees as permitted in this Agreement, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or have any right to enforce against any party hereto any provision hereof. The obligations of Seller hereunder shall be joint and several.

16. AS IS and Release.

16.1 Except as provided in this Contract or in the conveyance documents to be delivered at Closing, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall not have the benefit of, and is not relying upon, any information provided by Seller or Seller’s Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Seller’s Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (except as provided in Article 6 herein). Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property except as provided in Article 6 herein. The provisions of this Article 16 shall survive the Closing and delivery of the Deed to Purchaser; provided, however, that nothing in this Section 16 shall be interpreted to modify or alter in any manner or to any degree the terms and limitations of Section 6.1.16.

16.2 [Intentionally deleted.]

17. Condominium Conversion. Purchaser represents to Seller that Purchaser is contemplating purchasing the Property for investment purposes and not for the purpose of converting the Property to a multifamily residential condominium. Purchaser and any assignee of Purchaser (permitted in accordance with the provisions of this Agreement) agrees to indemnify, defend and hold Seller harmless from and against any and all damages, losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to claims asserted by Purchasers of individual condominium units in the event Purchaser has converted the Property to a condominium form of ownership at any time during a period of five (5) years following the Closing, including without limitation any and all claims by, through or under any Purchaser of a condominium unit, their successors or assigns, any owner’s association, their successors and assigns. The foregoing indemnification shall survive Closing or the termination of this Agreement.

18. Lead Warning Statement. Every Purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The Seller of any interest in residential real property is required to provide the Purchaser with any information on lead-based paint hazards from risk assessments or inspections in the Seller’s possession and notify the Purchaser of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase

19. Post Closing Access to Books and Records. The parties agree that for a period beginning on the date the Property is conveyed by Seller to Purchaser until the earlier of the time the Property is transferred by Purchaser or the date that is six (6) years after the Closing Date, except as otherwise herein expressly provided, Seller and Bell Partners Inc., their successors and assigns and their representatives shall have reasonable access to all books, records and tenant files as reasonably necessary to enable Bell Partners Inc. or Seller to (i) prepare and file any and all tax returns; (ii) respond to any and all written inquiries from a federal, state or local regulatory agency concerning the Property or a resident; (iii) respond to and conduct all federal, state, or local tax audits, or other tax determinations or proceedings directly relating to Seller’s ownership or Bell Partner Inc.’s management of the Property, or (iv) respond to and defend any litigation or similar claims, all to the extent that such access may be reasonably necessary in connection with matters relating to the operations of Bell Partners Inc. or Seller prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance written notice and shall occur during normal business hours, subject to reasonable scheduling accommodations required by Purchaser. Bell Partners Inc. shall be solely responsible for any costs or expenses incurred by it pursuant to the exercise of the right of access. Nothing contained herein shall require Purchaser to maintain (or make available) the books, records and tenant files at any particular location. Purchaser shall have the right to make photocopies of all requested books, files and records and deliver such copies to Bell Partners Inc. at Bell Partners Inc.’s expense, in lieu of granting Bell Partners Inc. or Seller physical access to such books, records and files. Purchaser shall at all times retain the right to possession of the original books, records and files. If Purchaser shall desire to dispose of any of the books, records or files prior to the expiration of such six-year period, Purchaser shall give Bell Partners Inc. at least thirty (30) days’ prior written notice of its intent to dispose of such books, records and file and shall allow Bell Partners Inc., at its expense, to segregate and remove such books, records and files as Bell Partners Inc. may select prior to such disposition.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:		PURCHASER:

Bell BR Hillsboro Village JV, LLC		Nicol Investment Company, LLC
a Delaware limited liability company,		a Delaware limited liability company
its Sole Member

By:	Bell Partners Inc.	By:	Aspen Asset Management, Inc.,
	a North Carolina corporation,		Its Managing Member
its Manager

By:	/s/ Nickolay Bochilo	By:	/s/ Mark E. Nicol
Name:	Nickolay Bochilo	Name:	Mark E. Nicol
Title:	VP- Investments	Title:	President